This document is a free translation of the Brazilian judicial administrator’s report referred to November, 2017 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on January 22, 2017. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

YOUR Honor JUDGE OF 7th BUSINESS COURT OF THE DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Proceeding no. 0203711-65.2016.8.19.0001

Court Supervised Reorganization of Oi S.A. And others

The TRUSTEE, Escritório de Advocacia Arnoldo Wald (“Wald” or “AJ”) appointed in the records of Court-supervised Reorganization of Oi S.A. And others comes respectfully before your Honor determines the to be attached to the case of the exhibit Monthly Activities Report (“RMA") for the month of November 2017.

Rio de Janeiro, January 22, 2018

______________________________

Trustee

Escritório de Advocacia Arnoldo Wald

1

MONTHLY

REPORT

O    ACTIVITIES

RMA

22. January 2018

EXECUTIVE

REPORT

1. Introduction	03
2. Organizational Chart of Oi Group / Debtors	05
3. Relevant Facts & published Notices to the Market	09
4. Financial Information (Consolidated of Debtors)	28
4.1 Cash Flow Managerial Statements	29
5 Creditors Service	35
6 Statements submitted by AJ	36

Court-supervised reorganization - OI January 2018	2

1. Introduction	EXECUTIVE REPORT

INTRODUCTION

Your Honor  Judge of 7th Business Court of The District Court of The Capital of The State of Rio De Janeiro

The Trustee, Escritório de Advocacia Arnoldo Wald (“Wald” or “AJ”) appointed in the records of Court-supervised Reorganization of Oi Group (proceeding number 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist in preparation of the Monthly Report of Activities (“RMA”) respectfully comes before Your Honor pursuant the above decision of pages 91.223 / 91.224, to submit the RMA for month of November 2017.

As we all know, the Court-supervised Reorganization refers to the following companies:

• Oi S.A. - under Court-supervised reorganization (“Oi S.A.”);

• Telemar Norte Leste S.A. - under Court-supervised reorganization (“Telemar Norte Leste”);

• Oi Móvel S.A. - under Court-supervised reorganization (“Oi Móvel”);

• Copart4 Participações S.A. - under Court-supervised reorganization (“Copart4”);

• Copart5 Participações S.A. - under Court-supervised reorganization (“Copart5”);

• Portugal Telecom International Finance B.V. - under Court-supervised reorganization (“PTIF”); and

• Oi Brasil Holdings Coöperatief U.A. - under Court-supervised reorganization (“Oi Coop”);

This report includes the financial information based mostly on the elements provided by Debtors up to January 22, 2018, which includes the data regarding the month of November 2017, to be examined together with the preliminary report of activities as well as the other RMA’s already submitted.

The RMA includes a chapter specifically addressing the consolidated financial information of Debtors, which shall include, in this Report, the Managerial Cash Flow Statements of mentioned month, submitted in the tables comparing against the immediately prior month. The report shall highlight the main changes occurred in the mentioned month, submitting the explanations provided by Management of Debtors.

Court-supervised reorganization - OI January 2018	3

1. Introduction	EXECUTIVE REPORT

This report was prepared by means of the analytical procedures and discussions with Company’s Management, aiming to provide to Court and stakeholders the information on the financial status of Debtors and relevant operations carried out thereby, as well as the summary of the activities carried out by AJ until the closing of this report.

The information submitted below are based mainly on data and elements submitted by Debtors. The separate Financial Statements of all Debtors as well as the consolidated financial statements of Oi Group (including but not limited to the Debtors) are examined annually by independent auditors. The limited review procedures are applied by the auditors for the filing at CVM of Quarterly Consolidated Financial Information (“ITRs”) of Oi Group. Regarding the separate financial information of each Debtor prepared for monthly periods, other than those included in ITRs delivered to CVM, are not submitted to the review by independent auditors, whether auditors hired by Oi Group or AJ.

AJ, being honored for the assignment, is available for further clarification concerning the information contained in this report or others.

Faithfull yours

Arnoldo Wald Filho awf@ wald.com.br Samantha Mendes Longo samantha@wald.com.br Alberto Camiña Moreira albertoc@wald.com.br Members Phone: +55 (11) 3074-6000	Marcel Augusto Caparoz Chief- Economist marcel@r cconsultores.com.br Phone: +55 (11) 3053-0003

Court-supervised reorganization - OI January 2018	4

2. Corporate Organizational Chart of Debtors	EXECUTIVE REPORT

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted again for an easy understanding of the structure of Debtors.

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2. Corporate Organizational Chart of Debtors	EXECUTIVE REPORT

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted again for an easy understanding of the structure of Debtors.

Court-supervised reorganization - OI January 2018	6

2. Corporate Organizational Chart of Debtors	EXECUTIVE REPORT

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

* Diagram submitted previously in Preliminary Report of Activities.

Information submitted again for an easy understanding of the structure of Debtors.

Court-supervised reorganization - OI January 2018	7

2. Corporate Organizational Chart of Debtors	EXECUTIVE REPORT

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION.

Figure 4 - Companies under Court-supervised Reorganization.

OI S.A.
Entity for the raising of financing/ funds in international market. It also has interest in other companies of the Group, and is the main "Holding" of Oi Group.
Oi S.A.
Oi Móvel
Mobile phone telephony service provider of Regions I, II and II and TV DTH TV services.
Oi Móvel S.A.
Portugal Telecom International Finance B.V.
PTIF
Non-operational entity. Entity for the raising of financing/ funds in international market.
DEBTORS
OF GROUP
Oi
Oi Coop
Non-operational entity. Entity for the raising of financing/ funds in international market.
Oi Brasil Holdings Coöperatief U.A
Telemar Norte Leste
Main provider of fixed telephony services in Region I and national and international long distance calls.
Telemar Norte Leste S.A
Copart 4 and Copart 5 Participações S.A
Copart4 and 5
Two legal entities used for the management and administration of the real estate and the main properties leased to Oi Group.

Court-supervised reorganization - OI January 2018	8

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors:

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 03 - Changes in Management

OI S.A. - under Court supervised Reorganization ("Company") on November 03, in compliance with art. 157, 4th § of law # 6.404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, at a meeting held on that date, approved by a majority, with three dissent votes, the change in the Statutory Executive Board, which would then be integrated by Messrs. Executive Officers Hélio Calixto da Costa and João do Passo Vicente Ribeiro, as Chief Officers with no specific designation with accumulation of their current assignments in the Board of Directors.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?tipo=43700&id=0&idioma=0&conta=28&idsecao=0&ano=2017&mes=11

November 03 - Reply to CVM/B3 Letter

OI S.A. - Under Court-supervised reorganization(“Company") on November 03, in response to Official Letter B3 1698/2017-SAE, of 11.01.2017, the B3 - Bolsa, Brasil, Balcão (“B3”), transcribed below (“Official Letter"), submitted the required explanations.

“In view of the latest fluctuations recorded with the stocks issued by that company, the number of trades and trading volume, as indicated below, we hereby request to be informed, by 11.03.2017, of any fact known to you justifying them.

PN Stocks Prices (BRL by stock)										ON Stocks Prices (BRL by stock)
Date	Opening	Minimum	Maximum	Average	Last	Oscil	Neg #	Quantity	Volume	Date	Opening	Minimum	Maximum	Average	Last	Oscil (%)	Neg #	Quantity	Volume

10/19/2017	4.74	4.33	4.85	4.52	4.35	-8.81	5,034	6,861,700	31,040,415	10/19/2017	5.95	5.42	6.00	5.75	5.50	0.00	2,445	2,701,300	15,523,102

10/20/2017	4.35	4.21	4.44	4.33	4.24	-2.53	4,083	S.914.400	25,598,852	10/20/2017	5.51	5.30	5.70	5.45	5.37	-2.36	2,303	1,293,100	7,040,605

10/23/2017	4.00	3.91	4.10	4.01	3.93	-7.31	6.S26	8,378,700	33,573,711	10/23/2017	5.34	5.06	5 35	5.19	5.07	-5.59	1,614	1,125,600	5,042,593

10/24/2017	3.03	3.02	4.02	3.90	3.08	-8.40	3,071	5,724,200	22,316,651	10/24/2017	5.11	4.02	5.12	4.93	4.67	-9.31	1,306	1,029,000	5,079,434

10/25/2017	3.95	3.05	4.13	3.99	3.99	2.84	3,447	5,171,000	20,625,128	10/25/2017	4.06	4.77	5.02	4.00	4.04	-0.62	1,734	1,104,700	5,300,471

10/24/2017	4.05	3.03	4.09	3.96	3.89	-2.51	2,778	3,921,300	15,519,991	10/26/2017	4.09	4.07	4.96	4.00	4.67	3.51	1,237	834,300	4,004,037

10/27/2017	3.92	3.03	3.07	3.90	3.96	1.00	1680	2,447,600	9,552,730	10/27/2017	4.73	4.60	4.0S	4.79	4.08	4.50	614	440,400	2,154,409

10/30/2017	3.99	3.74	4.08	3.93	3.82	-3.54	2761	3,859,300	15,182,735	10/30/2017	4.90	4.70	5.06	4.07	4.73	-3.28	597	593,400	2,009,915

10/31/2017	3.87	3.7S	3.87	3.80	3.82	0.00	1700	2,002,900	7,614,029	10/31/2017	4.79	4.S6	4.79	4.64	4.60	-0,85	709	S20.200	2,411,690

11/01/2017*.	3.94	3.69	4.62	4.24	4.50	17.80	8,992	13,460,200	57,092,091	11/1/2017	4.70	4.63	5.43	5.12	5.31	13.46	2,530	1,730,000	8,874,714

* updated up to 15:40*										* updated up to 15:40*

The Oi clarified that, in its opinion, there is no relevant facts or acts that could justify possible atypical fluctuations in the number of trading and trading volume of the Company's stocks in addition to those already disclosed by the Company, such as the appointment by the Court of the 7th Business Court of the Circuit Court of Capital of the State of Rio de Janeiro of the day of General Meeting of Creditors ("AGC") on the first call to 11.10.2017 as well as the interactions and discussions between the Oi and certain creditors related to the Company's capital structure and potential alternatives for restructuring and for resource contribution to the capital increase of the Company. In this regard, the Company has disclosed, when necessary, the materials related to such meetings so that the information discussed and debated at such meetings should be accessed by all investors in general.

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&=28&id=250200

Court-supervised reorganization - OI January 2018	9

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors:

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 04 - Note of Board of Directors

OI S.A. - under Court supervised Reorganization ("Company") reported on November 04, its stockholders and the market in general that the Board of Directors, after a meeting held in November 03, 2017, issued the following note for disclosure by the Company:

“Continuing to advanced negotiations that had been carried out by the Company to Notesholder, reported to the market in Relevant Fact published on October 12, 2017, the Company's Board of Directors has decided, by majority, with 3 dissent votes, in this date to (i) approve final terms of a proposal in support of the reorganization plan (Plan Support Agreement — "PSA"), which will be offered to all Notesholder of the Company; (ii) authorize the company to file at The Courts of 7th Business court of District Court of Capital of Rio de Janeiro an amendment to the reorganization plan (the "Plan"), comprising the final terms of the PSA until November 06, 2017; and (iii) determine, that as of the submission of the final terms of the PSA in Court, the Company makes an effort to obtain the adhesion to mentioned PSA among the creditors. The company informs that the Board of Directors examined the correspondence received from advisors Moelis & Company, G5 Evercore and FTI, advising a specific group of Notesholder, on October 26, 2017 and decided to be impossible its acceptance, among other reasons, because it is not a firm and binding offer, proposes an imbalance treatment between different stakeholders, reserves the right to continue litigating against the interests of the Company and/or against managers, assumes the amendment to regulatory regime for implementation thereof, thus causing delay and uncertainty for the Reorganization. Finally, the company reaffirms its willingness and intention to continue working with all stakeholders of the company so that Plan should be approved, on creditors’ meeting. In this respect, it remains open, in good faith, to transfer to all creditors the details of the Plan, in order to clarify its terms and obtain adhesion of creditors."

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&=28&id=250217

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 06 - Provisional remedy of Anatel

OI S.A. - under Court supervised Reorganization ("Company") reported on November 06, in compliance with art. 157, 4th §, of law # 6.404/76 ("Brazilian Corporate Law") and in accordance with CVM Instruction 358/02, at the time, it was informed on the decision by the Directors Council of National Telecommunications Agency - ANATEL that by Final Judgment # 510 issued on that date ("Judgment") determined provisionally to Oi, among other issues to:

(i)      notify the Superintendence of Competition, on the same date of calling of meetings of Board of Directors and Executive Board of the Company, if willing, to send a representative to the meeting, determining also to provide the access to the representative of Anatel, to the documents, accounting, legal, economic-financial and operating information of the Company, in order to enable to inform immediately the Directors Council of Anatel on any acts or facts relevant to the maintenance of the concession and the compliance of fiduciary duties by managers of the company, in addition to being able to suggest to the Directors Council of Anatel precautionary measures on public interest and to avoid harmful acts to the Company;

(ii)     report formally to the Directors Council of Anatel, by the Board of Directors or by the Executive Board of the Company, within 24 hours from notice of the Judgment, the draft of the plan support agreement (Plan Support Agreement, or "PSA") approved at the meeting of the Board of Directors held on 11/03/2017, demonstrating that the approval and implementation of the instrument has no risk to continuity of the various services offered by the Company; and

(iii)    refrain from signing the PSA before the assessment of the draft by the Directors Council of Anatel, which will preserve the governing autonomy of the company and will be exclusively as to whether exist or not clauses harmful to the company, particularly those whose contents involves anticipation of pecuniary obligations which, once implemented, could affect the operation of the company and concession, in addition to affect the consumer on the rendering of services as well as all the Brazilian Telecommunications System.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250244

November 06 - Discussion on the Restructuring Agreement

OI S.A. - under Court supervised Reorganization ("Oi", and together with some of its subsidiaries, the "Company"), pursuant to article 157, 4th § of law # 6.404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that as described herein, the Company was engaged in discussion with and provided certain information to certain holder of, or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - under Court- supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - under Court-supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - under Court-supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes” and holders thereof as “Notesholder”).

The relevant fact should be accessed in:

http://ri.oi.com.br/conteudo_pt.asp?idioma=0&=43090&conta=28&id=250222

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 07 - Reply to CVM/B3 Letter

OI S.A. -Under Court-supervised Reorganization ("Company") on November 07, referring to Official Letter # 351/2017/ CVM/SEP/GEA-2 ("Official Letter"), through which are requested from the Oi S.A. -Under Court-supervised Reorganization ("Oi" or "Company") clarification on reports in the newspaper Estado de São Paulo, on 11/04/2017, entitled “Conselho muda diretoria para aprovar atual plano da Oi” [Council changes Board to approve the current Oi's plan] and in the newspaper Folha de São Paulo, on 11/06/2017, entitled “Anúncio de acordo irrita credores externos da Oi” ["New of agreement irritates external creditors of Oi, exposed its positioning.”]

The full release containing the answers of the Company should be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&=28&id=250276

November 09 - New date for holding the Genera Meeting of Creditors

OI S.A. - under Court supervised Reorganization ("Company") on November 09, in compliance with art. 157, 4th §, of law # 6.404/76, pursuant to CVM Instruction # 358/02, and in addition to the material facts disclosed on 10/20/2017 and 10/23/2017, reported to its stockholders and the market in general that, upon request of certain creditors of the Company the Court of the 7th Business Court of District Court of Capital of the State of Rio de Janeiro, before which Reorganization is in progress, determined the postponement of the General Meeting of Creditors, which would take place on the day 11/10/2017, on first call, and 11/27/2017 in second call, to 12/07/2017 at 11:00 h, in first call (and should continue on the 12/08/2017, if necessary), to the 02/01/2018, in second call (and should continue on 02/02/2018 day, if necessary).

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250325

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 17 - Judgment Decision related to the Directors appointed by the Board of Directors

OI S.A. informed its shareholders and the market in general to be informed on the judgment of 7th Business Court of District Courts of the Capital of the State of Rio de Janeiro, before which is in progress the Court Supervised Reorganization ("Court ") relating to claims from international creditors of Companies OI, which determined, in provisional remedy, and until the statement by the interested parties, the Directors appointed by the Board of Directors' meeting held on November 03, 2017, according to the Relevant Fact published on that date, to refrain from interfering in matters related to court-supervised reorganization, as well as the negotiation and drafting of judicial recovery plan of Companies OI, notwithstanding the normal exercise of their other operational assignments in the management of the Company. As explained by the Court, that decision is provisional and will be subject to review after the statement by all.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250535

November 21 - Additional Remedy Period granted by the NYSE to file the Annual Report of Oi on Form 20-F

OI S.A. - In Court-Supervised Reorganization ( "Company") on November 21, informed its shareholders and the market in general that it has received notice from the New York Stock Exchange ( "NYSE"), granting the Company's request, that is an additional 6 months term ( "Additional Remedy Period"), so that it should file its Annual Report in Form 20-F for the fiscal year closed December 31, 2016 ( "2016 Annual Report") before the US Securities and Exchange Commission - "SEC") in order to remedy the non-compliance with NYSE’s rules by the Company.

According to the Relevant Fact of the Company dated 05.17.2017, the original remedy period ended on 11/17/2017, and the Company remained unable to complete the drafting of its financial statements in accordance with accounting principles generally accepted in the US ("US GAAP"), therefore to file the 2016 Annual Report, for the reasons described in the Relevant Fact.

The Additional Remedy Period will end on 05.17.2018. The NYSE will continue to monitor the Company and should suspend trading of the Oi securities before the expiration of the Additional Remedy Period if a significant adverse event takes place.

The Company is committed to file the 2016 Annual Report as soon as possible. However, the Company does not have currently the necessary information to estimate a specific date for filing the 2016 Annual Report.

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_en.asp?idioma=0&tipo=43089&=28&id=250308

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 22 - Adjustments approved by the Board of Directors in the Judicial Recovery Plan and the Plan Support Agreement

OI S.A. - In Court supervised Reorganization (“Company”) informed on November 22 to its stockholders and the market in general, that on the approval by Board of Directors, in a meeting held on this date, the guidelines for the adjustments to the terms and conditions of Court Reorganization Plan and "Plan Support Agreement" (PSA) of Oi and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. Judge of 7th Business Court of the District Court of the Capital of the State of Rio De Janeiro, where the Court-supervised Reorganization is in progress.

The approved adjustments include some of the adjustments that had been defended by the Executive Board of the Company for the Plan to reach a design to enable the progress of the negotiations from a new level, seeking a consensus among the parties involved in Court-Supervised Reorganization of Companies Oi. The approved adjustments include:

o     Capitalizing on new money of up to BRL 8 billion, of which at least BRL 3.5 billion will be subscribed by the creditors, reaching up to BRL 5.5 billion; and BRL 2.5 billion to be subscribed by stockholders. Moreover, the issuance is also foreseen of debentures convertible into stocks in the total amount of BRL 3 billion.

o       Capital increase to be carried out, which subject to the following precedent conditions: approval of the Plan in Higher Court in Brazil and in the jurisdictions of the United Kingdom and the United States, minimum Ebitda of BRL 5,750 billion, the Company not be under intervention, among others. On the fulfillment of the conditions precedent the approval should not be required by the Board of Directors on the capital increase, as previously foreseen. If the conditions are not fulfilled by the end of two (2) years after approval of the Plan in court, there is no capitalization requirement by creditors.

o       Payment of fees to creditors who participate in the capitalization should be performed at the time of capitalization other than in advance, as stated in the version filed in Court.

o       Such payment should be made in cash or stocks, according to the best interests of Oi, and not only in cash.

o       The percentage to be paid to creditors contributing with resources in the company is 14% of the capitalization value of new money in the first year and cumulatively 8% in the second year.

The Company informed it will incorporate the approved adjustments to the Plan and the PSA on this date by the Board of Directors and should file the New versions of the Plan and the PSA on Court, Anatel and the CVM, within the time necessary to enable the review thereof and submission to the General Meeting of Creditors to be held on December 07, 2017, at 11 am, on first call.

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&=28&id=250310

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 24 - Resignation of CEO.

OI S.A. - under Court-supervised Reorganization (“Company”) November 24, in compliance with art. 157, 4th§ of Law # 6.404 /76 and the CVM Instruction # 358/02, informed to its stockholders to have submitted the resignation that Mr. Marco Norci Schroeder on that date submitted the resignation to the office of Chief Executive Officer of Company.

According to Article 37 of the Company's bylaws, Executive Board, in the meeting held on this date, appointed Mr. Eurico de Jesus Teles Neto to accumulate temporarily his current assignments of Chief Legal Officer and Chief Executive Officer until the Board of Directors deliberates on the issue.

The Company expressed deepest appreciation to Mr. Marco Norci Schroeder for his complete dedication during all the years that he participated in its workforce and during his tenure as CEO, recognizing the contributions and significant results achieved over his management, in particular in the management of court-supervised reorganization of the Company.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250629

November 27 - Election of CEO.

OI S.A. - under Court supervised Reorganization ("Company") on November 27, in compliance with art. 157, 4th § of law # 6.404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, approved unanimously on that date to elect Mr. Eurico de Jesus Teles Neto to the office of CEO of the Company, to complement the term of office, cumulatively with office of Chief Legal Officer he was already vested to therefore ratified the appointment made by the Executive Board also unanimously on November 24, 2017.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250673

November 27 - Submission of the new version of Reorganization Plan and PSA

OI S.A. - under Court supervised Reorganization ("Company") on November 27, in compliance with art. 157, 4th § of law # 6.404/76, and in accordance with CVM Instruction # 358/02, informed its stockholders and the market in general that the Board of Directors, at a meeting held on 11/22/2017 approved the adjustments to the Court Recovery Plan (“Plan”) and “Plan Support Agreement” (PSA) of Oi and its subsidiaries Oi Movel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-Supervised Reorganization filed before Courts of the 7th Business Court of the District Courts of the Capital of the State of Rio de Janeiro, wherein the bankruptcy is in progress, new versions were filed on this date with changes to the Court Recovery Plan and PSA incorporating the approved adjustments, which shall be submitted to the Creditors' Meeting to be held on December 07, 2017, at 11 am, on first call.

The debtors are entitled to complement the petition with additional documents and translations of correlate documents as well as to submit the new changes to the Plan and PSA.

The new versions with the changes to the Plan and PSA are available to the stockholders at the headquarters of the company and for download on its website(www.oi.com.br/ri)  and, also the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br). Copy of this material is also available in the Empresas.NET System of the CVM(www.cvm.gov. br), and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Copy of documents submitted to CVM shall be forwarded as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250671

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 27 - Provisional remedy of Anatel

OI S.A. - under Court supervised Reorganization ("Company") reported on November 27, in compliance with art. 157, 4th §, of law # 6.404/76 and in accordance with CVM Instruction 358/02, to stockholders and market in general on the decision by the Directors Council of National Telecommunications Agency - ANATEL that by Final Judgment # 601 issued on that date ("Judgment") determined provisionally to Oi, among other issues to:

“a.i) not to sign the support agreement to the Court Recovery Plan pursuant to the draft submitted to the review of the Agency;

a.ii) to refrain from entering into any support contract to the Court Recovery Plan or similar document containing identical or similar provisions to those expressly mentioned in this analysis, in view of its potential harm to the company's interests and the community;

a.iii) to keep sending notices to the Superintendence of Competition about the meetings of the Board of Directors and the Executive Board on the same date on which they are called;

a.iv) If the Superintendence of Competition understand to be timely and convenient to send a representative to monitor the meetings mentioned in item "a.iii", to grant access thereto to all relevant documents, such as accounting , legal, economic and financial and operational information of the Company, so that it should immediately inform the Managing Board of Anatel of any acts or facts for the maintenance of grant and compliance with fiduciary duties by the management of the company; and

a.v) that the breach of the determinations above result in the assessment of sanctions applicable to Oi S.A. and, if applicable, also the members of the Board of Directors and the signatories Directors of any support contract to the Court Recovery Plan or similar document under law # 9472 of July 16, 1997, the General Telecommunications Law, and Administrative Sanctions Assessment Regulations approved by Resolution # 589 of May 07, 2012."

The full text of the said Judgment is found attached to this Relevant Fact. A translation of the decision into English will also be sent as soon as possible, to the US Securities and Exchange Commission, on Form 6-K.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250675

November 27 - Reply to CVM/B3 Letter

OI S.A. -Under Court-supervised Reorganization ("Company") on November 27, referring to Official Letter # 367/2017/ CVM/SEP/GEA-2 ("Official Letter"), through which are requested from the Oi S.A. -Under Court-supervised Reorganization ("Oi" or "Company") clarification on news published on 11.24.2017 in websites Brazil Journal and O Globo, titled "BREAKING: CEO da Oi renuncia, em avanço de Tanure” [Oi      ’s CEO resigns, in advance of Tanure], and “Presidente da Oi renuncia ao cargo em meio a incertezas” [Oi                                                     ‘S CEO resigns amid uncertainties], exposed its positioning.

The full release containing the answers of the Company should be accessed at:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&=28&id=250644

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of NOVEMBER/17

November 29 - Decision on the postponement of General Meeting of Creditors and other issues.

OI S.A. - under Court supervised Reorganization ("Company") reported on November 29, in compliance with art. 157, 4th § of Law #. 6.404/76, and in accordance with CVM Instruction # 358/02, to its stockholders and the market in general that on that date it was informed on the decision of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, at which Court-supervised reorganization ("Court") is in progress, the review of the claims by certain creditors of the Company determining the following:

“1) Denying the suspension claim of voting rights of members of the Board of Directors of Oi S/A and the minority stockholders in the petition of pages 241.856/241.984 (items ii and iii) and petition of pages 243.730/243.751 (items i, ii and iv).

2) Regarding the claim for prohibiting the signature of the plan support agreement negotiated by the minority stockholders, I clarify that ANATEL has already prohibited such signature; moreover, the Court is not liable for reviewing the merits of the recovery plan.

3) I keep the injunction decision which determined that the new Directors Helio Costa and João Vicente Ribeiro, appointed by the Board of Directors to refrain from interfering in any way on issues related to the court-supervised reorganization process, as well as the negotiation and drafting of the court recovery plan, which issues shall remain under the exclusive authority of the President of OI Group, under penalty of civil and criminal law.

4) I appoint the current President of the OI Group, Eurico Teles, as a personal in charge for managing and concluding the negotiations with creditors of this recovery by 12/12/2017, when he must personally submit to this Judge the recovery plan to be the object of voting in the General Meeting of Creditors, regardless of approval by the Board of Directors.

5) I deny for now, the claim to determine to AJ to submit to AGC alternative plans, if any, by the relevant creditors.

6) As a result of the measure adopted herein, once again, the postponement of the AGC is necessary. I emphasize that, on the one hand, the postponement of the AGC is a negative measure from the point of view of speed and the fulfillment of this procedural step, on the other, in this case, precisely because of the postponement of the Meeting, 30 thousand additional agreements with creditors, within the mediation program that was initiated and is being carried out by the debtor under the supervision of the Trustee. As AJ’s list has 55,093 creditors, carrying out 30,042 agreements is highly positive and significant. When mediation was granted, I highlighted that: “If successful, the mediation could affect positively on the lives of small suppliers, labor creditors and other creditors who are interested in participating in the procedure. You can also positively affect the progress of this process, as 85% of the creditors of the debtor have credits up to BRL 50,000.00. That is, more than 57,000 creditors out of 67,000 total. The representation in the General Meeting of Creditors is another positive aspect of the proposal because, as you know, the Oi Group has creditors spread throughout the country, which surely would have difficulty attending an AGC in Rio de Janeiro. Moreover, one cannot deny the possibility of the extinction of more than 50 thousand outstanding cases in progress with the transfer of values deposits in Court to an account available to this Court on behalf of the whole community of creditors, is another factor that stimulates and leads the filing of mediation." I understand that the program is successful and is bringing benefits to those involved, considering that 54% of the creditors have mediated and received significant part of their credit.

I scheduled again the first call of the General Meeting of Creditors for the day 12/19/2017 at 11:00 am which should continue on 12.20.2017, if necessary. The second call remains unchanged, that is, on 02/01/2018 at 11:00 am and should continue on 02.02.2018.

7) I revoke in part the decision that has determined the submission in Court of the recovery plan 10 days prior to the AGC. The plan should be submitted by the President of the Company, in Court on 12.12.2017 and the AGC will take place on 19.12.2017."

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250677

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 05 - the American Court’s Decision on the Chapter 15 of the US Bankruptcy Code

OI S.A. - under Court-supervised Reorganization (“Company”) on November 05, in compliance with art. 157, 4th§ of Law # 6.404 /76 and the CVM Instruction # 358/02, informed to its stockholders to have submitted on December 04, 2017 that Judge of the Bankruptcy Court of the South District of New York ruled by denying the claims of Mr. Jasper Berkenbosch (trustee in The Netherlands of Oi Brasil Holding Coöperatief U.A. - In Court-supervised reorganization - "Oi Coop") to repeal the current decision taken under Chapter 15 of the US Bankruptcy Code ("Chapter 15"), and recognition of the bankruptcy proceedings of Oi Coop in the Netherlands as its main foreign proceeding, keeping the recognition by that Court of the court-supervised reorganization process currently in progress in the 7 th Business Court of the District Court of the State of Rio de Janeiro, Brazil, as its main foreign procedure. To reach his decision, the Judge ruled that the main place of business or "COMI" of Oi Coop was and remains in Brazil.

Copy of this material is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall provide the translation of that decision into Portuguese and provide it as soon as possible, in the indicated electronic addresses.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250780

December 12 - Submission of the new version of Reorganization Plan

OI S.A. - under Court supervised Reorganization ("Company") reported on December 12, in compliance with art. 157, 4th § of Law #. 6.404/76, and in accordance with CVM Instruction # 358/02, to complement the Relevant Fact of November 29, 2017, in compliance with the decision of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, at which Court-supervised reorganization ("Court") is in progress. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all jointly referred to as "Debtors"), informs to their stockholders and the market in general that today was filed on the date of today new version was filed before the Judgment which contains the amendments to the Recovery Plan of the Debtors ("Plan"), which shall be submitted to the General Meeting of Creditors to be held on December 19,2017, at 11:00, in first call.

On this day, a group of holders of Bonds confirmed to the Company to be willing to promptly provide or obtain firm commitments of guarantee of full subscription of the capital increase of BRL 4.0 billion scheduled in the Plan, in accordance with conditions set forth in contractual instruments to be negotiated in good faith and entered by and among such creditors and the Company prior to the General Meeting of Creditors.

The Debtors are entitled to complement the petition with additional documents and translations of correlate documents as well as to submit the new changes to the Plan.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250950

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 13 - Discussion on the Restructuring Agreement

OI S.A. - under Court supervised Reorganization ("Company"), pursuant to article 157, 4th § of law # 6.404/76 and CVM Instruction # 358/02, then reported to its stockholders and the market in general that the company was carrying out discussion and negotiations with individuals holders of (each "Notesholder ), or managers of entities holding economic interest in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% of Senior Notes due in 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - under Court-supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - under Court-supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - under Court-supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by the PTIF and guaranteed by Oi (jointly referred to as "Notes").

To avoid doubts, the "Notesholder”, as the term is used herein, do not include any Notesholders member of the Steering Committee of the International Bondholder Committee and of the Steering Committee of the Ad Hoc Creditors Group.

Confidentiality Agreement

The Company signed confidentiality agreements (the "Confidentiality Agreements") with each Notesholders to facilitate discussions and negotiations regarding the capital structure of the Company and potential alternatives to a restructuring proposal and capital contribution through the recapitalization of the Company (a "Potential Transaction"), similar to those provided by the draft of term sheet and the support agreement to the plan filed in Bankruptcy Court of Brazil on November 06, 2017 (the "Materials of November 06") , subject to certain modifications. Under the Confidentiality Agreements, the Company has agreed to make public, after the end of a period provided for the Confidentiality Agreements, certain information (the "Confidential Information") regarding, or shared in respect to the discussions and/or negotiations between the Company and each Notesholders related to Potential Operation. The information included in this relevant fact are disclosed to comply with the obligations of public disclosure of Company, undertaken in the Confidentiality Agreements. The Confidentiality Agreements were extinct in accordance with their terms, except as otherwise provided for therein.

Discussions with Notesholder

On November 16, 2017 and November 27,2017, the Company’s representatives and the Company’s legal and financial advisors (the "Company’s representatives") met in person or by telephone with representatives of each Notesholders and their legal advisors of each Notesholders (the "Representatives of Notesholder") to discuss the terms of a Potential Transaction.

On November 27, 2017, the Company filed a draft of term sheet and support agreement to the plan, regarding the terms of a Potential Transaction (collectively, "Term Sheet and PSA of November 27") before the Bankruptcy Court of Brazil. The Term Sheet and PSA of November 27 made certain changes to the Materials of November 6 to reflect the understanding of the Company on oral proposals discussed in the meetings of November 16 and November 27.

On November 29, the Company’s Representatives and the Representatives of Notesholder met in person to discuss the feedback regarding the Term Sheet and PSA of November 27 received by Representatives of Notesholder in meetings with several stakeholders of the court-supervised reorganization process of the company, including ANATEL, Banco do Brasil, Banco Nacional do Desenvolvimento Econômico e Social, Itaú Unibanco S.A. And Office of Federal Counsel for Federal Government (AGU). At the meeting of November 29, the parties discussed the following potential adjustments to the Term Sheet and PSA of November 27:

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 13 - Discussion on the Restructuring Agreement

(Continued...)

• Review the first of Previous Conditions of the Mandatory Exercise of Warrants set forth in draft of the term sheet (the "Prior Conditions"), which requires the approval of a decision by the Low Court of the Rio de Janeiro confirming the Agreed Plan in order to eliminate the requirement that the disputes of such decision are annulled by the Court of Justice of the State of Rio de Janeiro, instead, require only the absence of appeals, lawsuits or other proceedings filed against the Plan(s) that could suspend or postpone the implementation of the Plan.

• Review the tenth Prior Condition, which requires the recognition of a "Final Order", Brazilian bankruptcy process in all process of accessory restructuring proceeding filed for the recognition of the effects of the Plan Agreed in foreign jurisdictions in order of, instead, require only the approval of an order of recognition and the absence of any appeal, lawsuit or proceedings in relation to such recognition order that should stay or postpone the measures granted therein.

• Require that the Break-up fee and the Commitment Premiums are payable exclusively in Common Stocks, instead of cash, Common Stock or a combination thereof at Company’s discretion.

The meeting of November 29 was postponed under the guidance of a member of the Board of Directors based on the fact that the Company’s Representatives should not renegotiate any amendment to the Term Sheet and PSA of November 27.

On December 08, 2017, Company’s Representatives and Representatives of Notesholder held a videoconference, in which the Company’s Representatives explained the next changed on "option of the bondholders" on Reorganization Plan of the Company, including:

• A certain level of debt conversion into capital after the confirmation of the plan, and the percentage that such conversion should represent in the stock capital of the Company is to be determined.

• A capital increase of BRL 4 billion, with a predetermined price per stock (about price is to be determined) and subject to the preemptive rights of current stockholders.

The company reported that it should submit a new draft of the Restructuring Plan to the Bankruptcy Court of Brazil on December 12, 2017, regardless of any support agreement to the plan or any other form of expression of support by the bondholders.

Although the negotiations between the Company and each Notesholders should continue in the future, there is no guarantee that negotiations should continue or if continuing, these should result in an agreement with respect to the terms of the Potential Transaction.

The company considers that the summary written above includes all non-public information exchanged between the Company and each of the Notesholder during the discussions that reasonably would be substantial to an investor making an investment decision with respect to the purchase or sale of securities issued by the Company and/or its affiliates.

Other Important Information

All proposals for and discussions between the company and the Notesholder are performed in the context of discussions and commitments, which are not intended to be and are not statements of any fact or admission of any liability aiming seeking the commitment and consensual agreement. Nothing contained in any proposal intends to be or should be construed as the acceptance or waiver of any rights, remedies, claims, causes of action or defense or a commitment by any part to completing any transaction, or otherwise make any decisions or acts under that proposal.

Furthermore, the content of any of the described proposals should not be construed as guidance of the Company with respect to its future results and the Company does not undertake and expressly disclaims any responsibility to update such content or information at any time.

This communication is not an offer to sell or a request for an offer to purchase the securities. This communication is not a purchase offer or a request for a purchase offer with respect to the Notes or any other securities.

The company released the communication in its website in English and in Portuguese, available in http://ir.oi.com.br (English).

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=250952

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 – Approval of Reorganization Plan

OI S.A. - under Court supervised Reorganization ("Company") on December 13, in compliance with art. 157, 4th § of law # 6.404/76, and in accordance with CVM Instruction # 358/02, and completing the Relevant Facts of November 29 and December 12, 2017, informed its stockholders and the market in general that the creditors of the Company and is subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all jointly referred to as "Debtors"), met in the General Meeting of Creditors regularly convened and approved the Reorganization Plan of Debtors ("Plan"), with adjustments negotiated according to article 45 of Law # 11.101/2005. The Plan shall be submitted for approval of Judge of 7th Business Court of the District Court of the Capital of the State of Rio De Janeiro, pursuant to the laws.

The Executive Board considers that the approved Plan shall suit all stakeholders in a balanced manner and ensure the operational feasibility and sustainability of Debtors, allowing Oi to invest on the improvement of the services quality of fixed and mobile telephony, broadband and cable tv and come out stronger at the end of this process.

The entire approved Plan shall be available to the stockholders at the headquarters of the Company and for download on its website (www.oi.com.br/r) also on the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus.br) as soon as it is filed for approval at the 7th Business Court of Circuit Court of Capital of the State of Rio de Janeiro by the Trustee along with the minutes of the General Meeting of Creditors of the Debtors started on December 19, 2017. Copy of this material is also available in the Empresas.NET System of the CVM (www.cvm.gov.br) and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br),  and shall also be sent, as soon as possible, translated into English, to the US Securities and Exchange Commission according to the 6-K Form, also after the filing of the Plan in Court.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=251072

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 - Discussion on the Restructuring Agreement

OI S.A. -Under Court-supervised Reorganization ("Company") on December 20 , in accordance with article 157, 4th § of Law # 6.404/76 and CVM Instruction # 358/02, informed its stockholders and the market in general that, as described, the Company met with and was involved in discussions and negotiations pursuant to, under the terms and provisions of a subscription and commitment agreement and on certain proposals for amendments to the recovery plan filed by the company on December 12, 2017 (the "Version of Plan of December 12") in the records of the legal reorganization proceedings in relation to the Company, in progress in Brazil ("Proceeding of RJ") and provided certain information to certain individual holders and certain holders groups, or the entities’ administrators holding the economic participation, in economic participation in, (i) 9.750% of Senior Notes due in 2016 issued by Oi, (ii) 5.125% Senior Notes due in the 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. - under Court-supervised Reorganization ("Telemar"), (iii) 9.500% of Senior Notes due in 2019 issued by Oi and guaranteed by Telemar, (iv) 5.500% of Senior Notes due in 2020 issued by Oi and guaranteed by Telemar, (v) 5.625% of Senior Notes due in 2021 issued by Oi Brasil Holdings Coöperatief U.A. - under Court-supervised Reorganization ("Oi Coop") and guaranteed by Oi, (vi) 5.750% of Senior Notes due in 2022 issued by Oi Coop and guaranteed by Oi, (vii) 6.250% of Senior Notes due in 2016 issued by Portugal Telecom International Finance B.V. - under Court-supervised Reorganization ("PTIF") and guaranteed by Oi, (viii) 4.375% Notes due in 2017 issued by PTIF and guaranteed by Oi, (ix) 5.875% of Senior Notes due in 2018 issued by PTIF and guaranteed by Oi, (x) 5.000% of Senior Notes due in 2019 issued by PTIF and guaranteed by Oi, (xi) 4.625% of Senior Notes due in 2020 issued by PTIF and guaranteed by Oi, (xii) 4.500% of Senior Notes due in 2025 issued by PTIF and guaranteed by Oi, and (xiii) 5.242% of Senior Notes due in 2017 issued by PTIF and guaranteed by Oi (together referred to as "Notes", and holders thereof, the "Notesholder"), and entered into a subscription and commitment agreement (the "Agreed Commitment Agreement") with creditors, in particular, Holders of Individual Notes (as defined below), Notesholder that are members of the Steering Committee of the ad hoc group of bondholders (the "AHG"), and some of the Notesholder that are members of the International Committee of Bondholder Committee ("IBC"). The Agreed Commitment Agreement has attached a revised form of the Company's reorganization plan which was approved at the general meeting of creditors on December 19, 2019 [sic] (the "Approved Plan").

Confidentiality Agreement

The Company signed confidentiality agreements prior to this date (the "IBC/AHG Confidentiality Agreements") with certain Notesholder that are members of the IBC and the Notesholder that are members of the Steering Committee of the AHG to facilitate further discussions and negotiations about the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12 for the agreement initially (the "Initially Agreed Terms"), on the substantial terms of a proposal of restructuring, and contribution of capital through recapitalization of the Company (a "Potential Transaction") among the company, the IBC and the AHG previously announced by the Company in one of its relevant facts disclosed on December 13, 2017 related thereto.

The company entered into confidentiality agreements (the "Individual Confidentiality Agreements of Notesholder" and, together with the IBC/AHG Confidentiality Agreements, the "Confidentiality Agreements") with certain holders of individual notes who are not known by the Company as members of the IBC or the AHG (the "holders of Individual Notes"), to facilitate discussions and negotiations about a Potential Transaction provided for the Initial Agreed Terms, including discussions and negotiations on the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12. Under the Confidentiality Agreements, the Company has agreed to make public, after the end of a period provided for the Confidentiality Agreements, certain information (the "Confidential Information") regarding, or shared in respect to the discussions and negotiations (i) between the Company and each Notesholders and (ii) the Company, IBC and AHG, in each case related to Potential Operation. The information included in this relevant fact and certain documents available in Company’s website referred to herein are disclosed to comply with the obligations of public disclosure of Company, undertaken in the Confidentiality Agreements. The Confidentiality Agreements were extinct in accordance with their terms, except as otherwise provided for therein.

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3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 20 - Discussion on the Restructuring Agreement

(Continued...)

Meetings with the IBC/AHG’s Representatives and Representatives of Holders of Individual Notes

As of the signature of Confidentiality Agreements, certain Company’s representatives and the financial and legal advisors and the Company (the "Company’s Representatives") met by videoconference and teleconference with (i) certain IBC and the AHG’s representatives (together the "IBC/AHG/ECA’s Representatives") and (ii) certain representatives of each Holder of Individual Notes and the legal advisors to each Holder of Individual Notes (the "Representatives of the Holders of Individual Notes" and, together with the IBC/AHG/ECA’s Representatives, the "Representatives of Notesholder"), in each case, to discuss and negotiate the form, the terms and provisions of a subscription and commitment agreement and certain proposals for amendments to the Version of the Plan of December 12.

Agreement on the Agreed Commitment Agreement (and the Approved Plan attached thereto) with Certain Notesholder, the Company entered into the Agreed Commitment Agreement with some of the Notesholder that are members of the IBC, Notesholder that are members of the Steering Committee of the AHG , and Notesholder (such Notesholder together referred to as the "investors"), by which, among other things, Investors shall agree to support a capital increase of BRL 4 billion in accordance with and subject to the conditions set forth in the Agreement Commitment Agreement (and the Approved Plan attached thereto).

Confidential information

During the period of validity of the Confidentiality Agreements, in addition to the Agreed Commitment Agreement (and the Approved Plan attached thereto), Company’s Representatives provided to IBC/AHG’s representatives, the cash flow forecast reflecting the handling of demands of ANATEL and the AGU reflected in the Approved Plan attached to the Agreed Commitment Agreement ("ANATEL Spreadsheet” and, together with the Agreed Commitment Agreement and the Approved Plan attached thereto and all exhibits to the Approved Plan, the "Clarifying Material").

Additionally, the Company’s Representatives shared orally other Confidential Information. Specifically, the Company's Representatives indicated that the debt interest rate of BNDES would remain the same of the plan and that the guarantees package would be the same of the plan, consisting of a pool of receivables in value equal to 6x the value of the higher amortization installment. Company’s Representatives also indicated that the new BNDES’ debt in the plan would include certain financial obligations (covenants) to BNDES.

Other Important Information

Complementing the disclaimers and qualifying provided for the materials, all statements in clarifying material are performed in the context of discussions and commitments, which are not intended to be and are not statements of any fact or admission of any liability aiming seeking the commitment and consensual agreement. Nothing contained in the Clarifying Material intends to or shall be construed as the acceptance or waiver of any rights, remedies, claims, causes of action or defenses. The implementation of the Potential Transaction under the Initial Agreed Terms is subject in all respects to the final documentation about it.

Furthermore, the content of Clarifying Material should not be construed as guidance of the Company with respect to its future results and the Company does not undertake and expressly disclaims any responsibility to update such content or information at any time.

This communication is not an offer to sell or a request for an offer to purchase the securities. This communication is not a purchase offer or a request for a purchase offer with respect to the Notes or any other securities.

The company disclosed the Clarifying Material on its website in English, available in http://ir.oi.com.br (English) and shall disclose the Portuguese translations of Clarifying Material in its website in Portuguese in http://oi.com.br/ri (Portuguese), so that the translations are available.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=251076

Court-supervised reorganization - OI January 2018	23

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 22 - Submission of Reorganization Plant approved and its exhibits and minutes of the AGC.

OI S.A. - Under court-supervised Reorganization ("Company") on December 22, in addition to the Relevant Fact of December 20, 2017, about the approval in a General Meeting of Creditors on December 19, 2017 ("AGC"), the reorganization plan ("Plan") of Oi and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court- supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-supervised Reorganization, reported to its stockholders and the market in general that the Trustee has filed today, before the Judgment of the 7th Business Court of District Court of Capital of the State of Rio de Janeiro, where the court-supervised reorganization is in progress, the Plan and its exhibits as well as the minutes of the AGC that approved the Plan.

The Plan and its exhibits and AGC minutes are available to the stockholders at the headquarters of the company and for download on its website(www.oi.com.br/ri)  and, also the website of the Court of Justice of Rio de Janeiro (www.tjrj.jus. br). Copy of this material is also available in the Empresas.NET System of the CVM(www.cvm.gov.br), and on the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br), shall be forwarded as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251133

Court-supervised reorganization - OI January 2018	24

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of DECEMBER/17

December 29 - Request to Call the General Meeting

OI S.A. - Under Court-supervised reorganization ( "Company") on December 20, in accordance with Article 157, 4th § of Law # 6.404/76, informed its stockholders and the market in general that on December 28, 2017, the stockholder Bratel S.À.RL, holder of 22.24% share of the Company's stock capital, requested the Board of Directors, based on art. 123, sole paragraph, line C of the Corporation Law, the convening of an Extraordinary General Meeting of the Company within 08 days, to deliberate on issues affecting the Reorganization Plan (the "Reorganization Plan") of the Company and its subsidiaries Oi Móvel S.A. - under Court-supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. -Under Court-supervised Reorganization (all together, "Debtors"), approved in the General Meeting of Creditors started on December 19, 2017 and completed on December 20, 2017 ("AGC") and filed before the Judgment of the 7th Business Court of Circuit Court of the Capital of the State of Rio de Janeiro ("Court of Reorganization"), where is the court-supervised reorganization is in progress, as the following agenda of the day:

(1) to deliberate on the following proposal to amend the governance and to increase of the capital of the Company as provided for in the Reorganization Plan of the Company:

(i) Election, for a term of office beginning on the date of approval of the Reorganization Plan until the investiture of the members of the new Board of Directors (as defined in clause 9.3 of the Reorganization Plan), a Transitional Board of Directors composed for a total of 9 (nine) members, without deputies, to be 06 (six) members of the current Board of Directors; and 3 (three) new members, as proposed in clause 9.2 of the Reorganization Plan of the Company:

(a) José Mauro Mettrau Carneiro da Cunha, CPF # 299.637.297-20 - Chairman;

(b) Ricardo Reisen de Pinho, CPF # 855.027.907-20 - Vice-President;

(c) Marcos Duarte Santos, CPF # 014.066.837-36;

(d) Luis Maria Viana Palha da Silva, CPF # 073.725.141-77;

(e) Pedro Zañartu Gubert Morais Leitão, Portuguese passport # M655076;

(f) Helio Calixto da Costa, CPF # 047.629.916-00;

(g) Marcos Rocha, CPF 801.239.967-91;

(h) Eleazar de Carvalho Filho, CPF: 382.478.107-78;

(i) Marcos Grodetzky, CPF 425.552.057-72.

(ii) Guarantee of keeping the executive officers in office, as proposed in clause 9.1 of the Reorganization Plan of the Company;

(iii) the increase of the subscribed capital and conditions for subscription and pay-up, including commission due to the committed subscribers; the amendment of article 6th of the Company's Bylaws to enlarge the limit of authorized capital of the Company, currently BRL 34.038.701.741 .49, and conditions for subscription and pay-up, including commission due to the committed subscribers; and

(iv) Other corporate aspects of the Reorganization Plan, subject to the decision of the Stockholders’ General Meeting, in accordance with Brazilian Corporate Law and the Company’s Bylaws.

(2) decide on the filing of civil responsibility action, pursuant to article 159 of the Brazilian Corporate Law, against Managers and Executive Officer in their current duties due to illegal actions and in breach of the Company's Bylaws, and/or employees, managers and delegated agents the co-authors of any breach to the governing corporate law and the Company's Bylaws.

As the issues object of the agenda of the day indicated in the request for convening Extraordinary General Meeting are related to the reorganization of the Company and other Debtors, consequently to the Reorganization Plan approved by creditors in General Meeting of Creditors, the Company shall submit the request for convening the Extraordinary General Meeting for consideration by the Judgment of the Reorganization, which should decide on the legality and convenience of convening and holding the Extraordinary General Meeting of Company required by BRATEL S.À.R.L.

The company will wait for the decision of Judgment of Reorganization about the request for the Extraordinary General Meeting submitted and will keep its stockholders and the market informed about the development of the issues object of this Relevant Fact.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&=28&id=251273

Court-supervised reorganization - OI January 2018	25

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of JANUARY/18

January 08 – Approval of Reorganization Plan

OI S.A. - under Court Supervised Reorganization ("Oi” or “Company") in compliance with art. 157, 4th § of Law #. 6.404/76, and in accordance with CVM Instruction # 358/02, to complement the Relevant Fact of December 20 and 29, 2017, informed to its Stockholders and market in general , that on that day the Judgment of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, granted to the Company and its subsidiaries Oi Movel S.A. - under Court- supervised reorganization, Telemar Norte Leste S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - under Court-supervised reorganization, Copart 5 Participações S.A. - under Court-supervised reorganization, Portugal Telecom International Finance BV - Under Court-supervised reorganization and Oi Brasil Holdings Coöperatief U.A. - Under Court-supervised Reorganization (all together, "Debtors"), and has approved the Reorganization Plan of the Debtors ("Plan"), with the following exceptions: “a) to be invalid the Section 11 of Exhibit (named Subscription and Commitment Agreement of the PRJ) regarding the powers granted to the Debtors to perform the reimbursement of expenses incurred by creditors in the search for the fulfillment of their claims; b) the conditions set forth in item 5 of that Exhibit, which provide the payment of commitment fee, to be extended to all creditors under the same conditions ".

The decision also determined the convening of Stockholders’ Extraordinary General Meeting to decide on issues affecting the Plan, explaining the following: “I consider, however, that the relevant changes, including the company's bylaws, approved in PRJ exempt the holding of AGE and should be carried out by the company's management based on authorization by the general meeting of creditors as provided in LRF, which is special law in relation to the LSA on the subject matter. (...) The plan clause governs the governance during the transition phase is in accordance with that article 50 of LRJ, and does not breach the Corporate Law, because it aims providing the institutional stability to corporate bodies and managers of the debtors for the purposes of compliance with the reorganization plan approved by the sovereign statement by creditors. Therefore, the convening of AGE is absolutely unnecessary to give effectiveness to the sovereign decision of the creditors. On the contrary, the convening of stockholders' meeting, in this case, would restate the instability strongly rejected by the Judiciary throughout this reorganization process. ".

The full decision is attached to this Relevant Fact and is also available in the Company’s website (www.oi.com.br/ri), in Sistema Empresas.NET of CVM (www.cvm.gov.br), and website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa. com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

Finally, Oi clarified that, according to the Plan approved and granted legally, the Company will inform the stockholders, creditors and the market about the deadlines to be started with the publication of the court decision that has approved the Plan.

The relevant fact should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=251352

Court-supervised reorganization - OI January 2018	26

3. Relevant Facts & published Notices to the Market	EXECUTIVE REPORT

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of JANUARY/18

January 15 - New Member of Transitional Board of Directors

OI S.A. - Under Court-supervised Reorganization ("Oi" or "Company"), in addition to the Relevant Fact released on December 20, 2017, reported to its stockholders and the market in general that, on January 12, 2018, it has acknowledged the decision by the Steering Board of the National Telecommunications Agency- ANATEL, on the application of prior consent of Oi to the effective investiture of new members who will members of the Transitional Board of Directors, as provided in the reorganization plan approved in the General Meeting of Creditors and approved by the Judgment of the 7th Business Court of Circuit Court of the Capital of the State of Rio de Janeiro ("Plan"), and Anatel has approved the effectiveness of the investiture of Messrs. Marcos Grodetzky, Eleazar de Carvalho Filho and Marcos Bastos Rocha. As reported in press release, Anatel's analysis is restricted exclusively to application of prior consent for composition of that Board, under the terms and conditions set forth in clause 9.2 of the Plan.

The notice should be accessed in:

http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=251428

Court-supervised reorganization - OI January 2018	27

4. Financial Information (Consolidated of Debtors)	EXECUTIVE REPORT

FINANCIAL INFORMATION

4.1 Cash Flow Managerial Statements

Court-supervised reorganization - OI January 2018	28

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Statement NOVEMBER 01 to 30, 2017

o Net operational Cash Generation of Debtors was negative BRL 454 millions in November/17

o Receipts has a reduction by BRL 204 million in November/17 totaling BRL 2,689 million.

o Payments showed an increase by BRL 31 millions in November/17, reflecting the higher expenditure on Mediation with creditors in the month.

o Investments decreased to BRL 391 millions in November/17, against BRL 410 millions in previous month.

o The Final Balance of the Financial Cash of Debtors decreased by BRL 447 million in November/17, totaling BRL 6,877 million

Court-supervised reorganization - OI January 2018	29

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

Statement NOVEMBER 01 to 30, 2017

Net operational Cash Generation of Debtors was negative in BRL 454 million in Nov/17

o   The Net Operational Cash Generation of Debtors in the month of November /17 was negative in BRL 454 million, after negative result of BRL 238 million in the previous month (Figure 5). In comparison with the month of October/17, Receipts recorded a reduction by BRL 204 million, reaching BRL 2,689 million, while the cash outflows with Payments and Investments increased by BRL 12 million, totaling BRL 3,143 million altogether (Figure 6). The other transactions of the Debtors, including Financial Transactions, contributed with BRL 7 million inflow, compared to positive result of BRL 38 million in the previous month.

o   Thus, the variation of the Final Balance of the Financial Cash of Debtors was negative in BRL 447 million in November/17, resulting in an amount of BRL 6,877 million (Figure 7), corresponding to 6.1% decrease compared with the previous month.

o    Detailed considerations of variations will be analyzed in the following pages.

Figure 5 – Net Operational Cash Generation – Monthly Figure 6 - Monthly Development. Receipts x Payments/Investments Figure 7 - Financial Cash - Debtors - monthly - Final Balance

Reduction in Receipts in Nov/17 contributed to the negative balance of Net Operational Cash Flow Generation of Debtors.

Figure 8 - Managerial Cash Flow Statements

Court-supervised reorganization - OI January 2018	30

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

Statement NOVEMBER 01 to 30, 2017

Table 1 - Managerial Cash Flow Statements – Nov/17

	(A)	(B) - (A)	(B)

RECEIPT

Receipts decreased in November/17

In November/17 there was a reduction of Receivables account by BRL 204 million when compared to the previous month (-7%), reaching the BRL 2.689 million.

Receivables from Customers had 3.8% decrease compared to the previous month, equivalent to  BRL 73 million decrease, totaling BRL 1,873 million, compared to BRL 1,946 million collection in October/17.

o     According to the Management, the decrease of the Receipts from Customers is related to the lower number of business days in November/17 against October/17 (20 business days in November compared to 21 business days in October, as the Nov.20 holiday is not national and contributed to the cash inflow)

The other items of Receivables, with the exception of using Network Use Services, also recorded a negative variation in respect of the preceding month.

The Other item decreased by BRL 156 million, reaching BRL 159 million in November/17 while Dealers recorded a decrease by BRL 21 million compared to the previous month, reaching BRL 467 million in November/17.

o     According to the Management, the decrease of receivables under the Others account in November/17 was caused by the decrease in Intercompany Receivables between companies in reorganization, and the effect is cancelled with the account of other services/payments.

o     in respect to the Dealers, the Management pointed out that the noted reduction refers to the effect of the lower number of business days in Nov/17 against the previous month (Nov/17 with 20 b.d. and Oct/17 with 21 b.d.), and collection average per business day remained equivalent to registered in previous months.

On the other hand, receivables from Network Use Services increased by BRL 46 million regarding the previous month, totaling BRL 190 million, against the collection of BRL 144 million in October/17.

o     The Management reported that the increase in receipts to Use network services in November/17 is a reflection of the increased use of networking among carriers in that month, and stranger facts were not noted in the operation.

BRL million	10/31/2017	Variation	11/30/2017
	Oct/17		Nov/17
INITIAL Balance - Financial Cash	7,524	(200)	7,324
Customers	1,946	(73)	1,873
Network Use Services	144	46	190
Dealers	488	(21)	467
Others	315	(156)	159
Receipts (1)	2,893	(204)	2,689
Personnel	(135)	(7)	(142)
Goods / Services Suppliers	(1,796)	(43)	(1,839)
Taxes	(688)	36	(652)
Judicial Deposits	29	(9)	20
Contingencies	(5)	5	-
Mediation	(126)	(13)	(139)
Payments (2)	(2,721)	(31)	(2,752)
Telemar	(188)	4	(184)
OI S.A.	(63)	8	(45)
Oi Móvel	(159)	(3)	(162)
Investments (3)	(410)	19	(391)
Net Operational Generation (1 + +2 + 3)	(238)	(216)	(454)
Intra-group Operations	-	-	-
Financial Operations	38	(31)	7
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7,324	(447)	6,877
Figure 9 - Receipts - Sharing Structure

Court-supervised reorganization - OI January 2018	32

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

Statement NOVEMBER 01 to 30, 2017

Table 1 - Managerial Cash Flow Statements – Nov/17

	(A)	(B) - (A)	(B)

PAYMENTS

Payments were increased in November/17

The payments totaled BRL 2,752 million in November/17, BRL 31 million increase in respect of the preceding month, which item recorded BRL 2,721 million.

Primarily cause for the increase of cash outflows with Payments was the Materials/Services Suppliers, with BRL 43 million increase in the month, reaching BRL 1,839 million.

o   the Management reported that the increase of the item was influenced by the increase in transfers to the company Contax The company added that there was an increase of payments of Services on the use of networks, which are cancelled by increase in similar amount in receivables under the item Income from use of networks. In addition, the Management reported that the increase in November/17 was mitigated by the lower transfer of SVA to Oi Internet S.A. of the values charged in the phone bills of Oi S, Telemar S.A. and Oi Móvel S.A. as well as services of interconnection between companies under court supervised reorganization (Oi S.A, Telemar S.A. and Oi Móvel S.A. Which was cancelled by the values received in the item Other Receivables).

The Mediation recorded an increase of BRL 13 million in November/17 R, totaling BRL 139 million in the month against payment of BRL 126 million in October/R 17.

o   According to the Management’s explanations, the increase of the item results from the mediation program with the creditors of the Company that, added to the amounts paid until October/17, of BRL 144 million, totaled BRL 283 million.

Personnel payment increased BRL 7 million in November/17, reaching the level of BRL 142 million. Regarding Escrow deposits, there was a slight decrease by BRL 9 million in November/ 17, reaching cash inflows in BRL 20 million level. Already the item Contingencies was zeroed out in November/17, against the result of BRL 5 million in the previous month.

o   According to the Management’ explanations, the increase of item Personnel influenced in Nov/17 monthly by additional payment of meal tickets, as approved in the collective agreement 2017/2018.

On the other hand, the item Taxes decreased by BRL 36 million in November/17, totaling BRL 652 million in the month.

o   The Management pointed out that in November/17 the ICMS offset returned to the standard level, contributing directly to the decrease of cash outflows with Taxes, remaining on average recorded over the past 6 months

BRL million	10/31/2017	Variation	11/30/2017
	Oct/17		Nov/17
INITIAL Balance - Financial Cash	7,524	(200)	7,324
Customers	1,946	(73)	1,873
Network Use Services	144	46	190
Dealers	488	(21)	467
Others	315	(156)	159
Receipts (1)	2,893	(204)	2,689
Personnel	(135)	(7)	(142)
Goods / Services Suppliers	(1,796)	(43)	(1,839)
Taxes	(688)	36	(652)
Judicial Deposits	29	(9)	20
Contingencies	(5)	5	-
Mediation	(126)	(13)	(139)
Payments (2)	(2,721)	(31)	(2,752)
Telemar	(188)	4	(184)
OI S.A.	(63)	8	(45)
Oi Móvel	(159)	(3)	(162)
Investments (3)	(410)	19	(391)
Net Operational Generation (1 + +2 + 3)	(238)	(216)	(454)
Intra-group Operations	-	-	-
Financial Operations	38	(31)	7
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7,324	(447)	6,877
Figure 10 - Payments - Sharing Structure

Court-supervised reorganization - OI January 2018	32

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

Statement NOVEMBER 01 to 30, 2017

Table 1 - Managerial Cash Flow Statements – Nov/17

	(A)	(B) - (A)	(B)

INVESTMENTS

The Debtors recorded Investments of BRL 391 million in November/17, 4.6% decrease compared to the previous month, that had of BRL 410 million investments. In the year 2017 the accounts accrues up to November BRL 4,059 million investments.

The investments related to Telemar S.A. had BRL 4 million reduction, totaling BRL 184 million in November/17. Investments in Oi Móvel S.A. increased by BRL 3 million, totaling BRL 162 million, while investments in Oi S.A. had BRL 63 million decrease in October to BRL 45 million in November/17.

o   Management pointed out that decrease of Investment in November/ 17 is due to the seasonality of the business and is in line with the Company's plan.

NET OPERATIONAL GENERATION

The level of Receipts in November/17, of BRL 2,689 million, was lower in respect to the Payments in the month (BRL 2,752 million), as well as of the Investments (BRL 391 million), which contributed directly to the negative balance of BRL 454 million in Net operational Generation of Debtors in the month.

FINAL BALANCE - FINANCIAL CASH

The Financial Operations recorded positive result of BRL 7 million in November/17, against the result of BRL 38 million in the previous month. Other operations recorded no transaction.

o   the Management reported that the lower positive balance of Financial Operations is due, mainly, by the effect of ‘Come Income Tax rates (IR) of the investment funds, BRL 27 million in November/17. This operation occurs every 6 months, always during the months of May and November in each year.

In this way, adding to the inflow of BRL 7 million in November/17 from Financial Operations to the negative balance of BRL 454 million of Net Operational Cash Generation, the Final Balance of the Financial Cash of Debtors was reduced by BRL 447 million in respect to the previous month (6.1% decrease), totaling BRL 6,877 million.

BRL million	10/31/2017	Variation	11/30/2017
	Oct/17		Nov/17
INITIAL Balance - Financial Cash	7,524	(200)	7,324
Customers	1,946	(73)	1,873
Network Use Services	144	46	190
Dealers	488	(21)	467
Others	315	(156)	159
Receipts (1)	2,893	(204)	2,689
Personnel	(135)	(7)	(142)
Goods / Services Suppliers	(1,796)	(43)	(1,839)
Taxes	(688)	36	(652)
Judicial Deposits	29	(9)	20
Contingencies	(5)	5	-
Mediation	(126)	(13)	(139)
Payments (2)	(2,721)	(31)	(2,752)
Telemar	(188)	4	(184)
OI S.A.	(63)	8	(45)
Oi Móvel	(159)	(3)	(162)
Investments (3)	(410)	19	(391)
Net Operational Generation (1 + +2 + 3)	(238)	(216)	(454)
Intra-group Operations	-	-	-
Financial Operations	38	(31)	7
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	7,324	(447)	6,877
Figure 11 - Investments - Sharing Structure

Court-supervised reorganization - OI January 2018	33

4.1 CASH FLOW MANAGERIAL STATEMENTS Monthly Consolidated of Debtors (unaudited)	EXECUTIVE REPORT

Statement NOVEMBER 01 to 30, 2017

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	SEPT/16	OCT/16	NOV/16	DEC/16	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEPT/17	OCT/17	NOV/17
Initial Balance - Financial Cash	5,816	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324
Receivables	2,881	2,783	2,587	2,742	2,669	2,305	3,223	2,638	2,961	2,563	2,755	2,970	2,682	2,893	2,689
Customers	2,025	1,996	1,947	2,128	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873
Network Use Services	282	118	81	98	84	78	1 02	242	202	106	226	178	223	144	1 90
Dealers	442	466	494	465	512	412	562	395	526	430	479	494	430	488	467
Others	132	203	65	51	199	117	338	115	166	102	14C	31	156	31 5	159
Payments	(2,356)	(2,149)	(2,074)	(2,166)	(2,562)	(1,805)	(3,156)	(2,523)	(2,477)	(1,967)	(2,450)	(2,482)	(2,210)	(2,721)	(2,752)
Personnel	(129)	(127)	(124)	(221)	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)
Goods and Services Suppliers	(1,557)	(1,353)	(1,288)	(1,272)	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)
Material / Services	(1,274)	(1,230)	(1,203)	(1,170)	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)
Plant Maintenance	(13)	(119)	(103)	(141)	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)
Rentals	(234)	(255)	(238)	(229)	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)
Data Processing /Printing Company	(102)	(110)	(113)	(94)	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)
Call Center Service /Collection	(101)	(199)	(101)	(123)	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)
Dealerships	(105)	(98)	(107)	(96)	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)
Consultancy / Audits /Fees	(42)	(34)	(35)	(37)	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)
Other Services/ Payments	(677)	(415)	(506)	(450)	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)
Network Use Services	(283)	(123)	(85)	(102)	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)
Taxes	(630)	(655)	(636)	(647)	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)
Judicial Deposits	(4)	24	(3)	11	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20
Contingencies	(36)	(38)	(23)	(37)	(3)		(23)	1			(1)	(5)		(5)
Mediation
													(18)	(126)	(139)
Investments	(97)	(316)	(282)	(242)	(261)	(345)	(346)	(346)	(433)	(330)	(480)	(427)	(290)	(410)	(391)
Telemar	(48)	(162)	(132)	(143)	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)
OI S.A.	(16)	(71)	(59)	(47)	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)
Oi Móvel	(33)	(83)	(91)	(53)	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)
Operating Generation	428	318	231	333	(154)	155	(279)	(231)	51	266	(175)	61	182	(238)	(454)
Intra-group Operations	(48)	(30)	23	(76)	(48)	80	2	(99)	(101)	135
Financial Operations	49	61	32	63	65	51	67	44	20	44	55	55	47	38	7
Dividends and JCP			93		(63)
Final Balance - Financial Cash	6,245	6,595	6,973	7,293	7,094	7,380	7,170	6,884	6,854	7,299	7,179	7,295	7,524	7,324	6,877

NOTE – RECLASSIFICATION OF CASH FLOW

According to information provided by the Management, adjustments were carried out in the classification of cash flow items, in order to improve the understanding of financial transactions. The changes that have occurred have been only between items, and has not changed the final cash balance. Two were the changes:

1

• Reduction of payments made in the line of "Other Services/Payments", referring to the following transactions:

a) payments made by Telemar S.A. and Oi Móvel S.A. to Conecta on the value of BRL 65 million. Transferred to the line of "Plant Maintenance";

b) payments made by Oi S.A. and Oi Móvel S.A. to BrT Call Center in the amount of BRL 50 million. Transferred to the line of “Call Center Service/Collection".

It should be pointed out that the reclassifications were made between items that belong to the "Materials/Services” account, so that the account had no change in total amount. 2

In addition, as of this report , financial transactions shall be highlighted in its own item related to mediation of creditors arising from the Court- supervised reorganization proceeding grouped under the heading "Mediation". The addition of this item resulted in reduction in the same amount of item "Suppliers of Materials/Services", so that no change was made in the total of Payments, as well as on the Final balance of the Financial Cash.

Court-supervised reorganization - OI January 2018	34

5 Creditors Service	EXECUTIVE REPORT

CREDITORS SERVICE

On 12.19.2017, a General Meeting of Creditors was held, whose activities started at 8:30 with the accreditation of creditors/attorneys in fact and closed at 4:45 (on 12.20.2017 ) with the signature of the minutes.

The event has attended for most Creditors and at 3 (three) times, suspension was necessary for negotiations about the Reorganization Plan, which, after exhaustive negotiations between the Debtors and the Creditors suffered changes.

In AGC, the proposal of the debtors was approved for a single and consolidated PRJ, as well as the Plan itself, which was approved, with exceptions by Judgment under the terms of the decision on page. 254,741/254,756

Check, below, the approval charts of PRJ by classes of Creditors:

The approved PRJ is available for consultation on the website of the legal reorganization (www.

recuperacaojudicialoi.com.br), on the "Procedural Documents". The Creditors who want clarification about the Plan can contact AJ at email credoroi@wald.com.br or access www.recjud.com.brwebsite.

Court-supervised reorganization - OI January 2018	35

6 Statements submitted by AJ	EXECUTIVE REPORT

SUMMARY OF STATEMENTS OF AJ IN RECORDS

AJ lists hereunder the statements submitted in the records of the electronic process after the last monthly Activities Report with an indication of the respective pages.

Pages: 250,017/250,053	Monthly activities report as performed by the Debtors (for the month of October 2017).	12/15/2017
Pages: 250,054/250,112

Statementrequiringtoattachtheupdatedlistofbondholders that, pursuant to Notice of page 216,635/216,642 and ordered act of page 227,036, submitted to the website www.recuperaçãojudicialoi.com.br the documentation required for segregation of right of voice and vote in the General Meeting of Creditors.

12/15/2017
Pages: 250,298/252,245	Statement request to attach the minutes of the General Meeting of Creditors held on 12.19.2017 and its exhibits.	12/21/2017
Pages: 252,246/254,610	Statement requesting to attach the Reorganization Plan (and its exhibits) approved by the General Meeting of Creditors held on 12.19.2017.	12/22/2017

In addition to the above-mentioned proceedings, the Trustee, in response to the official letters and requests addressed directly to AJ by various Courts in the Country, submitted the statements in proceedings filed against the Debtors.

Court-supervised reorganization - OI January 2018	36

Avenida Franklin Roosevelt, nº 115, 4º andar CEP 20021-120 Rio de Janeiro, RJ - Brazil	Avenida Juscelino Kubtischek, nº 510, 8º andar CEP 04543-906 São Paulo, SP - Brazil

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